Exhibit 10.52

THE GOLDMAN SACHS AMENDED AND RESTATED

STOCK INCENTIVE PLAN

____ YEAR-END RESTRICTED STOCK AWARD

This Award Agreement sets forth the terms and conditions of the ____ Year-End Restricted Stock Award (this “Award”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).

1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.

2. Award. This Award is made up of the number of Restricted Shares (“Restricted Shares”) specified on your Award Statement. A Restricted Share is a share of Common Stock (a “Share”) delivered under the Plan that is subject to certain transfer restrictions and other terms and conditions described in this Award Agreement. This Award is conditioned upon your granting to the Firm the full power and authority to register the Restricted Shares in its or its designee’s name and authorizing the Firm or its designee to sell, assign or transfer any Restricted Shares in the event of forfeiture of your Restricted Shares. Unless otherwise determined by the Firm, this Award is conditioned upon your filing an election with the Internal Revenue Service within 30 days of the grant of your Restricted Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of the Restricted Shares on the Date of Grant. This will result in the recognition of taxable income on the Date of Grant equal to such fair market value (but will not affect the Vesting of your Restricted Shares or the removal of the Transfer Restrictions). THIS AWARD IS CONDITIONED ON YOUR EXECUTING THE RELATED SIGNATURE CARD AND RETURNING IT TO THE ADDRESS DESIGNATED ON THE SIGNATURE CARD AND/OR BY THE METHOD DESIGNATED ON THE SIGNATURE CARD BY THE DATE SPECIFIED, AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 12. BY EXECUTING THE RELATED SIGNATURE CARD (WHICH, AMONG OTHER THINGS, OPENS THE CUSTODY ACCOUNT REFERRED TO IN PARAGRAPH 3(b) IF YOU HAVE NOT DONE SO ALREADY), YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF ALL OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

3. Certain Material Terms of Restricted Shares.

(a) Vesting. All of your Restricted Shares shall be Vested on the Date of Grant. When a Restricted Share is Vested, it means only that your continued active Employment is not required in order for your Restricted Shares to become fully transferable without risk of forfeiture. However, all other terms and conditions of this Award Agreement (including the Transfer Restrictions described in Paragraph 3(c)) shall continue to apply to such Restricted Shares, and failure to meet such terms and conditions may result in the forfeiture of all of your rights in respect of the Restricted Shares and their return to GS Inc. and the cancellation of this Award.

(b) Date of Grant. The date on which your Restricted Shares will be granted, subject to the conditions of this Award Agreement, is set forth on your Award Statement. Except as provided in this Paragraph 3 and in Paragraph 2, the Restricted Shares shall be delivered to an escrow, custody, brokerage or similar account, as approved or required by the Firm, and, except as provided in Paragraphs 3(d), 7 and 9(g), shall be subject to the Transfer Restrictions described in Paragraph 3(c).

(c) Transfer Restrictions; Escrow.

(i) Except as provided in Paragraphs 3(d), 7, and 9(g), Restricted Shares shall not be permitted to be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by you (such restrictions collectively referred to herein as the “Transfer Restrictions”) until the date specified as the “Transferability Date” next to such number or percentage of Restricted Shares on your Award Statement (each such date, a “Transferability Date”). Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions shall be void. If and to the extent Restricted Shares are certificated, the Certificates representing such Restricted Shares are subject to the restrictions in this Paragraph 3(c)(i), and GS Inc. shall advise its transfer agent to place a stop order against such Restricted Shares. Within 30 Business Days after the Transferability Date (or any other date described herein on which the Transfer Restrictions are removed), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions in respect of any of such Restricted Shares that have not been previously forfeited.

(ii) In the discretion of the Committee, delivery of the Restricted Shares may be made directly into an escrow account meeting such terms and conditions as are determined by the Firm, provided that any other conditions or restrictions on delivery of Shares required by this Award Agreement have been satisfied. By accepting your Restricted Shares, you have agreed on behalf of yourself (and your estate or other permitted beneficiary) that the Firm may establish and maintain an escrow account for your benefit on such terms and conditions as the Firm may deem necessary or appropriate (which may include, without limitation, your (or your estate or other permitted beneficiary) executing any documents related to, and your (or your estate or other permitted beneficiary) paying for any costs associated with, such account). Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such Shares while held in escrow and (B) dividends paid on such Shares held in escrow may be accumulated and shall be paid as determined by the Firm in its sole discretion.

(iii) If you are a party to the Amended and Restated Shareholders’ Agreement (the “Shareholders’ Agreement”), your Restricted Shares will be considered “Covered Shares” for purposes of Section 2.1(a) of the Shareholders’ Agreement as described in Appendix A hereto.

(d) Death. Notwithstanding any other Paragraph of this Award Agreement, if you die prior to the Transferability Date with respect to your Restricted Shares, as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee, the Transfer Restrictions then applicable to such Restricted Shares shall be removed. The Committee may adopt procedures pursuant to which you may be permitted to specifically bequeath some or all of your Restricted Shares under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).

4. Termination of Employment; Forfeiture of Restricted Shares.

(a) Unless the Committee determines otherwise, and except as provided in Paragraphs 3(d), 7 and 9(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, the Transfer Restrictions shall continue to apply to your Restricted Shares that were Outstanding prior to your termination of Employment until the Transferability Date in accordance with Paragraph 3(c).

(b) Without limiting the application of Paragraphs 4(c), 4(d) and 4(f), and subject to Paragraph 6(b), your rights in respect of the following Restricted Shares immediately shall be forfeited, such Restricted Shares immediately shall be returned to GS Inc. and such portion of the Award immediately shall be cancelled if you engage in “Competition” (as defined below):

(i) all of the gross Restricted Shares granted to you if you engage in Competition prior to the earlier of (A) December 31, ____ and (B) the date on which the Transfer Restrictions and risks of forfeiture with respect to your Restricted Shares are removed following a Change in Control in accordance with Paragraph 7 hereof;

(ii) two-thirds of the gross Restricted Shares granted to you if you engage in Competition on or after December 31, ____ but prior to the earlier of (A) December 31, ____ and (B) the date on which the Transfer Restrictions and risks of forfeiture with respect to your Restricted Shares are removed following a Change in Control in accordance with Paragraph 7 hereof; and

(iii) one-third of the gross Restricted Shares granted to you if you engage in Competition on or after December 31, ____ but prior to the earlier of (A) December 31, ____ and (B) the date on which the Transfer Restrictions and risks of forfeiture with respect to your Restricted Shares are removed following a Change in Control in accordance with Paragraph 7 hereof.

For purposes of this Award Agreement, “Competition” means that you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise.

(c) Unless the Committee determines otherwise, and except as provided in Paragraph 7, if:

(i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 12 or Section 3.17 of the Plan;

(ii) (A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;

(iii) as a result of any action brought by you, it is determined that any of the terms or conditions for the expiration of the Transfer Restrictions with respect to this Award are invalid;

(iv) GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days; or

(v) the Board of Governors of the Federal Reserve or the Federal Deposit Insurance Corporation (the “FDIC”) makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default,”

your rights in respect of the following Restricted Shares immediately shall be forfeited, such Shares immediately shall be returned to GS Inc. and such portion of the Award immediately shall be cancelled: (x) all of the gross Restricted Shares granted to you if any of the events described in this Paragraph 4(c) (the “Events”) occurs prior to the January ____ Date (as defined below); (y) two-thirds of the gross Restricted Shares granted to you if any of the Events occurs on or after the January ____ Date but prior to the January ____ Date (as defined below); and (z) one-third of the gross Restricted Shares granted to you if any of the Events occurs on or after the January ____ Date but prior to the January ____ Date (as defined below). The “January ____ Date” is the first trading day in a Window Period in January ____ (or if there is no trading day in a Window Period that occurs in January ____ on or before January 29, another date in January that is selected by the Committee or the committee that is delegated certain authority by the Committee) and includes the 30 Business Days after such date. The “January ____ Date” is the first trading day in a Window Period in January ____ (or if there is no trading day in a Window Period that occurs in January ____ on or before January 29, another date in January that is selected by the Committee or the committee that is delegated certain authority by the Committee) and includes the 30 Business Days after such date. The “January ____ Date” is the first trading day in a Window Period in January ____ (or if there is no trading day in a Window Period that occurs in January ____ on or before January 29, another date in January that is selected by the Committee or the committee that is delegated certain authority by the Committee) and includes the 30 Business Days after such date. Shares may be rounded to avoid fractional Shares.

For purposes of the foregoing, the term “Selected Firm Personnel” means: (A) any Firm employee or consultant (1) with whom you personally worked while employed by the Firm, or (2) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (B) any Managing Director of the Firm.

(d) Unless the Committee determines otherwise, and except as provided in Paragraph 7, your rights in respect of Outstanding Restricted Shares immediately shall be forfeited, and such Shares immediately shall be returned to GS Inc., if, before the Transferability Date for such Restricted Shares:

(i) any event that constitutes Cause has occurred;

(ii) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm or this Award, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;

(iii) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. On the Transferability Date, you shall be deemed to have represented and certified that you have complied with all the terms and conditions of the Plan and this Award Agreement; or

(iv) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Outstanding Restricted Shares.

(e) For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraph 4(d)(ii), regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraph 4(d)(i).

(f) Unless the Committee determines otherwise, without limiting any other provision in Paragraphs 4(c) or 4(d), and except as provided in Paragraph 7, if the Committee determines that, during the Firm’s ____ fiscal year, you participated in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system, your rights in respect of your Outstanding Restricted Shares awarded as part of this Award immediately shall be forfeited, such Shares immediately shall be returned to GS Inc. and this Award shall be cancelled (and any dividends or other amounts paid or delivered to you in respect of this Award shall be subject to repayment in accordance with, or in a manner similar to the provisions described in, Paragraph 5).

5. Repayment and Forfeiture.

(a) The provisions of Section 2.5.2 of the Plan (which require Grantees to repay to the Firm the value of Restricted Shares, without reduction for related withholding tax, if the Committee determines that all terms and conditions of this Award Agreement were not satisfied) shall apply to this Award (and, for the avoidance of doubt, shall include repayment of all dividends received on Restricted Shares), except that if the condition that was not satisfied would have resulted in the Transfer Restrictions not being removed, then the Fair Market Value of the Shares shall be determined as of the Transferability Date (or any earlier date that the Transfer Restrictions were removed).

(b) If and to the extent you forfeit any Restricted Shares hereunder or are required to repay any amount in respect of a number of Restricted Shares pursuant to Paragraph 5(a), you also will be required to pay to the Firm, immediately upon demand therefor, an amount equal to the Fair Market Value (determined as of the Date of Grant) of the number of Shares that were used to satisfy tax withholding for such Restricted Shares that are forfeited or subject to repayment pursuant to Paragraph 5(a). Such repayment amount for Restricted Shares applied to tax withholding will be determined by multiplying the number of Restricted Shares that were used to satisfy withholding taxes related to this Award (the “Tax Withholding Shares”) by a fraction, the numerator of which is the number of Restricted Shares you forfeited (or with respect to which repayment is required) and the denominator of which is the number of Restricted Shares that comprised the Award (reduced by the Tax Withholding Shares).

6. Certain Terminations of Employment.

(a) In the event of the termination of your Employment for any reason (determined as described in Section 1.2.19 of the Plan), all terms and conditions of this Award Agreement shall continue to apply (including any applicable Transfer Restrictions).

(b) Unless otherwise determined by the Committee in its discretion, Paragraph 4(b) will not apply following termination of Employment that is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”

7. Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all of the Transfer Restrictions and risks of forfeiture with respect to your Restricted Shares shall be removed.

8. Dividends. You shall be entitled to receive on a current basis any regular cash dividend paid by GS Inc. in respect of your Restricted Shares, or, if the Restricted Shares are held in escrow, the Firm will direct the transfer/paying agent to distribute the dividends to you in respect of your Restricted Shares.

9. Certain Additional Terms, Conditions and Agreements.

(a) The delivery of Shares and the removal of the Transfer Restrictions are conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, vesting or delivery of this Award by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise), (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award or (iii) in Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s ____ fiscal year), the Firm may, in its sole discretion, require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the Plan). In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.

(b) If you are or become a Managing Director, your rights in respect of the Restricted Shares are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

(c) Your rights in respect of this Award are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.

(d) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.

(e) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of this Award in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with this Award, including, without limitation, such brokerage costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder.

(f) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

(g) Without limiting the application of Paragraphs 4(c), 4(d) and 4(f), if:

(i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency, or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued holding of your Outstanding Restricted Shares would result in an actual or perceived conflict of interest (“Conflicted Employment”); or

(ii) following your termination of Employment other than described in Paragraph 9g)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding Restricted Shares;

then any Transfer Restrictions shall be removed as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.

(h) In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person shall have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.

(i) You understand and agree, by accepting this Award, that Restricted Shares hereby are pledged to the Firm to secure its right to such Restricted Shares in the event you forfeit any such Restricted Shares pursuant to the terms of the Plan or this Award Agreement. This Award, if held in escrow, will not be delivered to you but will be held by an escrow agent for your benefit. If an escrow agent is used, such escrow agent will also hold the Restricted Shares for the benefit of the Firm for the purpose of perfecting its security interest.

(j) You understand and agree that, in the event of your termination of Employment while you continue to hold Outstanding Restricted Shares, you may be required to certify, from time to time, your compliance with all terms and conditions of the Plan and this Award Agreement. You understand and agree that (i) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (ii) you are responsible for obtaining such certification materials by contacting the Firm if you do not receive certification materials, and (iii) failure to return properly completed certification materials by the deadline specified in the certification materials will result in the forfeiture of all of your Outstanding Restricted Shares in accordance with Paragraph 4(d)(iii).

10. Right of Offset. The Firm may exercise its right of offset under Section 3.4 of the Plan by conditioning the removal of the Transfer Restrictions on your satisfaction of your obligations to the Firm in a manner deemed appropriate by the Committee, including by the application of some or all of your Restricted Shares.

11. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing.

12. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.

13. Non-transferability. Except as otherwise may be provided in this Paragraph 13 or as otherwise may be provided by the Committee, and without limiting Paragraph 3(c) hereof, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of Restricted Shares may transfer some or all of their Restricted Shares (which shall continue to be subject to the Transfer Restrictions until the Transferability Date) through a gift for no consideration to any immediate family member (as determined pursuant to the procedures) or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest (as determined pursuant to the procedures).

14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

15. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:
Name:
Title:

Appendix A

Treatment of ____ Year-End Restricted Stock under the Shareholders’ Agreement. Capitalized terms used in this Appendix A that are not defined in this Appendix A, the Award Agreement or the Plan have the meanings as used or defined in the Shareholders’ Agreement.

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With respect to all Restricted Shares that are awarded under the ____ Year-End Restricted Stock Award, an event triggering the recalculation of the Covered Person’s Covered Shares shall be deemed to occur with respect to one-third of such Restricted Shares on each of the January ____ Date, the January ____ Date, and the January ____ Date (each such date being referred to as a “Trigger Date”).

•	As of each such Trigger Date, such Covered Person’s Covered Shares shall be increased by:

•	the gross number of Restricted Shares for such Trigger Date (determined before any deductions, including any deductions for withholding taxes, fees or commissions), minus

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such gross number multiplied by the Specified Tax Rate that would apply if the Covered Person had received, on or around the Trigger Date, a delivery of Common Stock underlying Year-End RSUs instead of receiving a grant of Restricted Shares.

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Until a Trigger Date, the Covered Person shall not be deemed to be the Sole Beneficial Owner of the Restricted Shares relating to such Trigger Date (and therefore until such Trigger Date such Shares shall not be counted toward the satisfaction of the Transfer Restrictions (as defined in the Shareholders’ Agreement)).